Exhibit 99.1

Shengkai Innovations Inaugurates Its New Production Facility in Tianjin

TIANJIN, China, September 16  -- Shengkai Innovations, Inc. (Nasdaq: VALV; "Shengkai Innovations" or the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced that it has celebrated the launch of its new production facility, in Tianjin.

In July 2010, the Company announced that it had completed the construction of new manufacturing facility and commenced trial production. After completing installation of equipment and machines, and trial production, the Company has commenced commercial production this week. The Company plans to quickly ramp up production and reach full utilization rate of a designed annual production of 24,000units of ceramic valves by December 2010, which will more than triple the prior manufacturing facility’s designed capacity of 7,500 units.

The new facility is strategically located in Tianjin Airport Economic Area, approximately 7 miles away from Tianjin Binhai International Airport and 1 hour from one of China’s largest ports, Tianjin Port.

Mr. Chen Wang, Chairman and Chief Executive Officer of Shengkai Innovations, commented, "With the commencement of our new state-of-the-art facility featuring sophisticated Computerized Numerical Control Equipment, we look forward to firing all cylinders on production to meet the rising demand in electric power, petrochemical and coal-chemical markets. With our proprietary ceramic technology and expanded capacity, we will continue to ensure quality and focus on increasing penetration into existing customers. In the mean time, our sales team now can also be more proactive to pursue new businesses domestically and internationally."

About Shengkai Innovations, Inc.

Shengkai Innovations is engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical, metallurgy, and environmental protection industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is the only valve manufacturer in China that is able to produce large-sized ceramic valves with calibers of 6" or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 400 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    For more information, please contact:

    Shengkai Innovations, Inc.
     David Ming He
     Chief Financial Officer
     Phone: +86-22-5883-8509
     Email: ir@shengkai.com
     Web:   http://www.shengkaiinnovations.com